                                                                  EXHIBIT (b)(2)

                            Amendment to the By-Laws
                                       of
                 C/F&C Preferred Securities Income Fund I, Inc.



         Pursuant to Article 8.1 of the Amended and Restated By-Laws (the "By-Laws") of C/F&C Preferred Securities Income Fund I, Inc.:

Article 1.1 was amended in its entirety to read as follows:

                  "ARTICLE 1.1.     NAME.  The name of the Company is
                  F&C/Claymore Preferred Securities Income Fund Incorporated."

Article 4.6 was amended in its entirety to read as follows:

                  "ARTICLE 4.6. CHIEF EXECUTIVE OFFICER; PRESIDENT. The Chief Executive Officer shall be the highest ranking officer of the Company and shall, subject to the supervision of the Board of Directors, have general oversight responsibility for the management of the business of the Company. The Chief Executive Officer shall see that all orders and resolutions of the Board are carried into effect. If the Board has not selected a Chief Executive Officer, the President shall be the Chief Executive Officer of the Company and shall perform the duties and exercise the powers of the Chief Executive Officer and shall perform such other duties as the Board of Directors shall prescribe."

Dated the 16th day of January, 2003.